As filed with the Securities and Exchange Commission on August 16, 1999

                                                      Registration No. 333-41611
                                                      --------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                        POST-EFFECTIVE AMENDMENT NO. 1
                                      TO
                                   FORM SB-2
                         REGISTRATION STATEMENT UNDER
                          THE SECURITIES ACT OF 1933
                                --------------
                          MEDCARE TECHNOLOGIES, INC.
                          --------------------------
            (Exact name of registrant as specified in its charter)


DELAWARE            87-0429962B              8093
--------            -----------              ----
(State or other     (IRS Employer            (Primary Standard Industrial
jurisdiction of     Identification Number)   Classification Code Number)
incorporation or
organization)



                      1515 West 22nd Street, Suite 1210
                          Oak Brook, Illinois 60523
                                (630) 472-5300
              (Address, including zip code,and telephone number,
                       including area code,registrant's
                         principal executive offices)
                          --------------------------
                     Corporate Creation Enterprises, Inc.
                     686 North DuPontBoulevard, Suite 302
                           Milford, Delaware 19963
                                (302)424-4866
          (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)

                       Copies of all communications to:
                             Michael J. Legamaro
               Barack Ferrazzano Kirschbaum Perlman & Nagelberg
                      333 West Wacker Drive, Suite 2700
                           Chicago, Illinois 60606
                                (312) 984-3114

Approximate date of commencement of proposed public offering: This is for the resale of securities previously sold.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462 (c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering [ ].

If this Form is a post-effective amendment filed pursuant to Rule 462 (d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering [ ].

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box [ ].

                        CALCULATION OF REGISTRATION FEE

Title of each                               Proposed
class of                                    Amount       Maximum           Proposed             Amount of
Securities to                               to be        Offering Price    Maximum              Registration
be registered                               Registered   Per Share (1)     Offering Price (1)   Fee
-----------------------------------------------------------------------------------------------------------
Common Stock,                               1,500,000    $9.6875           $14,531,250.00       $ 4,541.02
Par Value $0.001, estimate
of shares underlying
conversion of securities issued
in Regulation D offering
in June 1997.  Includes
conversion warrants and
placement agent warrants

Common Stock, Par Value                       500,000    $9.6875           $ 4,843,750.00       $ 1,513.67
$0.001, underlying
1995 Stock Option Plan

Common Stock, Par Value                       300,000    $9.6875           $ 2,906,250.00       $   908.20
$0.001, underlying
1996 Stock Option Plan

Common Stock, Par Value                       500,000    $9.6875           $ 4,843,750.00       $ 1,513.67
$0.001, underlying
1997 Stock Option Plan

Common Stock, Par Value                       176,000    $9.6875           $ 1,705,000.00       $   532.81
$0.001, issued pursuant to
Regulation D on
February 4, 1997

Common Stock, Par Value                       600,000    $9.6875           $ 5,812,500.00       $ 1,816.41
$0.001, underlying Warrants
(300,000), and Common Stock
sold in reliance on
Regulation D, July 7, 1997

TOTALS:                                                                    $34,642,500.00       $10,825.78
-----------------------------------------------------------------------------------------------------------

(1) Estimated solely for calculation of the amount of the registration fee calculated pursuant to Rule 457(c).

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to Form SB-2 is being filed solely for the purposes of:

  i. Updating the risk factors contained in the prospectus forming a part of this Registration Statement, in order that such risk factors are written in "plain english" as indicated in Rule 421 of Regulation C, and
  ii. Inserting financial information for the period ended June 30, 1999, as well as related "Management's Discussion and Analysis of Financial Condition and Results of Operations" for such period.

                                 RISK FACTORS

     An investment in our Common Stock is speculative and involves a high degree of risk of loss of part or all of your investment. You should carefully consider the following factors and other information in this Prospectus before deciding to invest in our Common Stock.

No Market Studies -- We may not be able to successfully market the MedCare Program.

     In formulating our business plan, we have relied on the judgment of our officers, directors and consultants but have not conducted any formal independent market studies concerning the demand for our services. To achieve significant revenues and profitable operations in the future, we must successfully develop and market the MedCare Program. Inability to successfully market the MedCare Program to additional physicians would have an adverse effect on our revenues, operations and financial condition.

Lack of Operating History -- We have a limited operating history and have not been profitable.

     Although Medcare was organized in 1986, we did not become active until 1995 and have been continually developing our MedCare Program since that time. As a result, our business is subject to the risks inherent in the establishment of a new business. We have only limited experience in managing the clinics in the MedCare Program and are currently expanding operations, which may or may not provide profits. In addition, the business model for Medcareonline.com is evolving and relies substantially upon the sale of products and advertising on the Internet, which is a developing industry in which we have no prior experience. We had no revenues in 1995 or 1996 and $91,802 in 1997. In 1998, we had revenues of $786,586. We have not been profitable, experiencing an accumulated loss of $2,721,918 in 1997, which increased to an accumulated loss of $6,491,871 in 1998. Even if we become profitable in the future, we cannot accurately predict the level of, or our ability to sustain, profitability. Because we have not yet been profitable and cannot predict any level of future profitability, you bear the risk of a complete loss of your investment in the event our business plan is unsuccessful.

Inability to Obtain Funding -- We may not be able to obtain additional funding when needed.

     We may require additional financing to expand and market the MedCare Program and Medcareonline.com. The resale of the Common Stock offered by the Selling Stockholders may cause difficulty in our ability to obtain financing. In total, if all of the currently outstanding options, warrants and Preferred Stock had been exercised or converted into Common Stock, 12,313,452 shares of Common Stock would have been outstanding as of August 13, 1999. These exercises and conversions could cause a decrease in the market price of the Common Stock. If the market price of the Common Stock declines, some potential financiers may either refuse to offer us any financing or will offer financing at unacceptable rates or unfavorable terms. If we are unable to obtain financing on favorable terms, or at all, such unavailability could prevent us from expanding and marketing the MedCare Program and therefore have an adverse effect on our revenues, operations and financial condition. See "DESCRIPTION OF SECURITIES."

Continued Control by Existing Management -- You may lack an effective vote on corporate matters.

     Our management currently owns a substantial amount of our outstanding Common Stock. As a result, new stockholders may lack an effective vote with respect to the election of directors and other corporate matters.

Dividends -- We have not paid and do not currently intend to pay dividends.

     Since inception, we have paid no dividends to our stockholders. Future dividends on our Common Stock, if any, will depend on our future earnings, capital requirements, financial condition and other factors. We currently intend to retain earnings, if any, to increase our net worth and reserves. Therefore, we do not anticipate that any holder of Common Stock will receive any cash, stock or other dividends on his shares of Common Stock at any time in the near future.

Dependence on Executive Officers and Key Personnel -- The success of our business plan depends on attracting qualified personnel

     We are highly dependent on the services of our executive officers and other key personnel. Except for an employment agreement with our President, we do not have any employment agreements with our executive officers and other key personnel. Attracting and retaining qualified personnel is critical to our business plan. Should we be unable to attract and retain the qualified personnel necessary, our ability to implement our business plan successfully would be limited.

Dilution -- The market price of your shares of Common Stock may decrease as more shares of Common Stock become available for trading

     The market price of our Common Stock may decrease as more shares of Common Stock become available for trading. The number of shares of Common Stock that the Selling Stockholders will receive upon conversion of their Series B Preferred Stock is based on a formula, and under the formula there is no limit on the number of shares of Common Stock that we may be required to issue. As detailed elsewhere in this prospectus (see "SUMMARY--THE OFFERING" AND "DESCRIPTION OF SECURITIES"), if all of the options, warrants and preferred stock, including those not subject to this Prospectus, had been exercised or converted, 12,313,452 shares of Common Stock would have been outstanding as of August 13, 1999, as opposed to a total of 7,831,160 shares of Common Stock that were actually outstanding on August 13, 1999. The issuance of any or all of these additional shares upon exercise of options or warrants or conversion of Preferred Stock will dilute the voting power of our current stockholders on corporate matters and, as a result, may cause the market price of our Common Stock to decrease.

Other Adverse Effects of Series B Preferred Stock and Warrants -- Conversions of Series B Preferred Stock and exercise of Warrants may cause other detrimental effects.

     Change in Control. If the market price of the Common Stock declines significantly, we could be required to issue a number of shares of Common Stock sufficient to result in our current stockholders not having an effective vote in the election of directors and other corporate matters.

     Issuances at Less than Market Price. We are required to convert Series B Preferred Stock based on a formula that applies the lesser of 125% of an approximation of the market price of our Common Stock when the Series B Preferred Stock was issued and an approximation of the market price of our Common Stock at the time of conversion of the Series B Preferred Stock. As a result, if the market price of our Common Stock increases after issuance of the Series B Preferred Stock, we will be required to issue shares of Common Stock based on 125% of the approximate market price of the Common Stock at the time of issuance of the Series B Preferred Stock--in other words, possibly at a discount to the then-current market price of the Common Stock. In addition, the Warrants are exercisable at a fixed price. If the market price of our Common Stock increases, we will be required to issue shares of Common Stock at a discount to the then-current market price.

     Redemption at the Option of the Selling Stockholders. If certain events occur, the Selling Stockholders have the right to require us to redeem all or a portion of their Series B Preferred Stock at a premium. See "DESCRIPTION OF SECURITIES." Such a redemption would have an adverse effect on the financial condition of the Company.

Nasdaq Eligibility and Maintenance -- If we do not maintain our Nasdaq SmallCap Market listing, you may have difficulty selling your shares

     Our Common Stock is currently listed on the Nasdaq SmallCap Market. Under the current rules for current listing on that market, a company must maintain at least $2,000,000 in net tangible assets, at least $1,000,000 in market value of public float and a minimum bid price of $1.00 per share. If we experience losses from operations, we may be unable to maintain the standards for continued listing and our Common Stock could be delisted from the Nasdaq SmallCap Market. Investors would thereafter be forced to trade our Common Stock in the over-the-counter market on an electronic bulletin board established for securities that do not meet the listing requirements or in what are commonly referred to as the "pink sheets." As a result, an investor may find it more difficult to dispose of, or to obtain accurate quotations as to the price of, our Common Stock.

Risk of Low Priced Stocks -- If our Common Stock is considered a "penny stock," transactions in the Common Stock will be subject to additional regulations.

     If the Nasdaq SmallCap Market delists our Common Stock and the Common Stock did not fit into any other exclusion from the definition of a "penny stock" under applicable SEC regulations, our Common Stock would become subject to the penny stock rules that impose additional sales practice requirements on broker-dealers who sell such stock to persons other than established customers and accredited investors (generally defined as investors with net worth in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with a spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase and must have received the purchaser's written consent to the transaction prior to sale.

Adverse Effect of Shares Eligible for Future Sale -- Future sales of large amounts of Common Stock could adversely effect the market price and our ability to raise capital.

     Future sales of our Common Stock by existing stockholders pursuant to Rule 144 under the Securities Act, or following the exercise of outstanding options, warrants, registration rights or otherwise, could adversely affect the market price of our Common Stock. On August 13, 1999, we had 7,831,160 shares of Common Stock outstanding. If all of the options, warrants and other securities outstanding had been exercised for Common Stock, an additional 4,482,293 shares of our Common Stock would have been outstanding as of August 13, 1999. Substantially all of the outstanding shares of our Common Stock are freely tradable, without restriction or registration under the Securities Act (other than the sales volume restrictions of Rule 144 applicable to shares held beneficially by persons who may be deemed to be affiliates). Our directors and executive officers and their family members are not under lockup letters or other forms of restriction on the sale of their Common Stock. As a result of this offering, up to an additional 3,200,000 shares will be available for sale and will be freely tradable. Sales of a large number of shares of Common Stock in the public market could adversely affect the market price of the Common Stock and could materially impair our future ability to generate funds through sales of Common Stock or other equity securities. See "DESCRIPTION OF SECURITIES."

Protection of Proprietary Treatment Program -- Our ability to effectively compete depends on protection of proprietary aspects of the MedCare Program.

     Our ability to compete and expand effectively will depend, in part, on our ability to develop and maintain proprietary aspects of the MedCare Program and our business and marketing models. We rely on an unpatented proprietary treatment protocol, and others may independently develop the same or a similar program or otherwise obtain access to this protocol. We cannot ensure that the confidentiality agreements between us and our employees will provide meaningful protection for our trade secrets, know-how or other proprietary information in the event of their unauthorized use or disclosure.

Reimbursement and Related Matters -- Market acceptance of the MedCare Program depends in part on whether governments and third-party insurers provide reimbursement.

     Our ability to successfully market the MedCare Program will depend, in part, on whether physicians using our program are reimbursed for the costs of the program by third parties such as government health administration authorities and private health coverage insurers. In the United States and in some foreign countries, third-party reimbursement is currently generally available for certain procedures, such as surgery and biofeedback training by EMG application, and generally unavailable for patient management products such as diapers, pads and urethral plugs. Governments and other third parties are increasingly attempting to contain health care costs by limiting both coverage and the level of reimbursement. We cannot ensure that adequate third-party coverage will remain in effect in the future, and if such coverage is not maintained, market acceptance of the MedCare Program could decline.

Regulation by Federal and State Government -- Unfavorable governmental regulation in the future could threaten our viability.

     Our business is heavily regulated at a federal and state level.
Legislators continually enact new legislation relating to the manner in which patients receive treatment. The process of obtaining regulatory approvals can be lengthy and expensive, and the issuance of such approvals is uncertain. We may not be able to obtain any necessary approvals on a timely basis, or at all, and failure to comply with regulatory requirements can, among other things, result in fines, suspensions of regulatory approvals, operating restrictions and criminal prosecution. We cannot predict whether any health care reforms will be enacted or the effect of any enacted reform on our business. Should legislators enact new legislation that is unfavorable to our business, this would pose a serious risk to the viability of our business.

Potential Fluctuations in Quarterly Results -- Significant variations in our quarterly operating results may adversely affect the market price of our Common Stock.

     Our operating results have varied on a quarterly basis during our limited operating history, and we expect to experience significant fluctuations in future quarterly operating results. Such fluctuations have been and may in the future be caused by numerous factors, many of which are outside of our control. We believe that period-to-period comparisons of our results of operations will not necessarily be meaningful and that you should not rely upon them as an indication of future performance. Also, it is likely that our operating results could be below the expectations of public market analysts and investors. In such an event, the market price of our Common Stock may be adversely affected.

Medcareonline.com -- The Internet is a new and rapidly evolving market, and we may not be able to create a market for Medcareonline.com's services.

     Medcareonline.com will operate in a new and rapidly evolving market. Medcareonline.com's business may be adversely affected if usage of the Internet or other online services does not continue to grow. The Internet as an advertising medium has not been available for enough time to gauge its effectiveness as compared with traditional advertising media. Therefore, the Internet is an unproven medium for advertising-supported services. As a result, Medcareonline.com's future operating results will depend substantially upon the increased use of the Internet for information, publication, distribution and commerce and the emergence of the Internet as an effective advertising medium. Medcareonline.com's ability to generate significant advertising revenues will also depend on, among other things, the development of a large base of the types of users that are attractive to advertisers, the ability of Medcareonline.com to accurately measure its user base and the ability of Medcareonline.com to develop or acquire effective advertising systems. Many of Medcareonline.com's potential advertisers have only limited experience with the Internet, have not yet devoted a significant portion of their advertising to the Internet, and may not find Internet advertising to be effective for promoting their products and services compared to traditional media. The adoption of Internet advertising requires the acceptance of a new way of conducting business and exchanging information. The market for Internet advertising may not continue to emerge. If the market fails to develop or develops more slowly than expected, Medcareonline.com's business may be materially and adversely affected. In addition, there is intense competition in the sale of advertising on the Internet, resulting in a wide range of rates and pricing. This makes it difficult to project future revenues and rates. As a result of these risks, Medcareonline.com may not generate significant future advertising revenues from Internet-based advertising. The failure to do so may have a material adverse affect on our business.

     In addition, the success of Medcareonline.com will depend, in part, on its ability to generate a high volume of traffic to its website. Therefore, the performance of the website is critical to

Medcareonline.com's reputation and its ability to attract advertisers and achieve market acceptance of Medcareonline.com. Any system failure that causes interruptions in the availability or that increases response time of Medcareonline.com's services could reduce user satisfaction and traffic to the website, and if the interruption is lengthy or repeated, would reduce the attractiveness of Medcareonline.com to advertisers and consumers.

Competition -- In the evolving healthcare field, if we do not continually develop the MedCare Program, it could become uncompetitive or obsolete.

     Healthcare is a rapidly evolving field in which other companies may have greater financial and research and development resources than we do. We compete directly with a number of small incontinence clinics, offered by doctors, hospitals or therapists, that use a combination of non-invasive alternative treatment options to treat urinary incontinence. We expect that better financed and more sophisticated competition will emerge in the future. In addition, we compete with other alternative treatments to urinary incontinence, including absorbent products and diapers, surgery, indwelling catheters, implanting devices, injectable materials, electrical stimulation, mechanical devices and drugs. Our ability to compete effectively will depend, in part, on our ability to develop and maintain a treatment program that offers therapeutic or cost advantages over competitive offerings. Developments by others could render the MedCare Program uncompetitive or obsolete.

  Management's Discussion and Analysis of Financial Condition and Results of
                                  Operations

                      For the Period Ended June 30, 1999
                      ----------------------------------

When used in this discussion, the words "believes", "anticipates", "expects" and similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks and uncertainties, which could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Readers are also urged to carefully review and consider the various disclosures made by the Company which attempt to advise interested parties of the factors which affect the Company's business, in this report, as well as the Company's periodic reports on Forms 10-KSB, 10QSB and 8-K filed with the Securities and Exchange Commission.

Overview
--------

     During 1998, the Company engaged in only one type of business, the offering of the MedCare Program, as described below. On January 21, 1999, the Company formed a new, wholly owned subsidiary of the Company, Medcareonline.com, Inc. In January 1999, the Company, through Medcareonline.com, inc., announced its intention to offer a comprehensive healthcare portal offering adult gender specific health information. As of June 30, 1999, the Company has not generated any revenues from Medcareonline.com.

The "MedCare Program" is a discrete package of equipment, software and services developed by MedCare to assist physicians in providing non-pharmaceutical, non-invasive treatment to patients suffering from urinary incontinence ("UI") and other pelvic disorders, including pelvic pain, chronic constipation, fecal incontinence and disordered defecation. The MedCare Program is used by physicians to support a treatment plan based primarily on behavioral modification techniques such as electromyography ("EMG") biofeedback, pelvic floor muscle exercise, and bladder and bowel retraining. Utilizing the MedCare Program, physicians help patients activate and strengthen the various sensory response mechanisms that maintain bladder and bowel control. Therapy is provided through computerized instrumental EMG biofeedback and is based on operant conditioning strategies whereby specific physiological responses are progressively shaped, strengthened and coordinated. The MedCare Program is available through the practices of physicians, either in a private office, clinic, or a hospital setting.

To date, the Company has not received significant revenues due to the early stage nature of the Company's business and has incurred ongoing operating losses due to costs related to research, business development, website development, management and staff recruitment, establishing training systems and providing ongoing training, development of advertising and marketing programs, and other costs associated with establishing corporate infrastructure necessary for contracting with additional physicians for utilization of the MedCare Program on a national basis. Although planned principal operations have commenced, substantial revenues have yet to be realized.


Results of Operations
---------------------

Revenues. The Company experienced a 264% increase in revenues over last year's second quarter results with revenues of $553,090 and $151,815 for the three months ended June 30, 1999 and 1998, respectively. Revenues for the six month period ended June 30, 1999 increased 150% from $378,823 in 1998 to $947,152. As of June 30, 1999, the Company had 40 MedCare Program sites established versus 19 sites as of June 30, 1998. The Company has also introduced a new version of the MedCare Program to physicians which requires each new physician to share the up front costs, pay the clinician's salary and pay MedCare a set monthly management fee. Under the new version, the physician enjoys a potentially higher revenue stream, while at the same time allows MedCare to reach a greater number of doctors that were previously excluded from the MedCare Program.

To date, the Company has not relied on any revenues for funding. During the next several years, the Company expects to derive the majority of its potential revenues from the commencement of operations of the MedCare Program at additional sites in the United States, and possibly select foreign markets. In addition, during 1999, the Company expects to begin generating revenue from the sale of advertising from its new wholly-owned subsidiary, Medcareonline.com.

General and Administrative Expenses. During the three months ended June 30, 1999, the Company incurred $1,287,258 in general and administrative expenses, a decrease of 2% from second quarter 1998 expenses of $1,320,125. General and administrative expenses for the six month period ended June 30, 1999 increased 28% from $2,085,835 to $2,679,674. The decrease in the second quarter is primarily attributable to lower advertising costs, bad debt expenses and a one-time penalty assessed last year associated with the registration of the Series A preferred stock. This decrease was offset by additional salary and operating expenses related to the additional MedCare sites open in 1999 versus 1998.

Interest Income. Interest income was $31,763 and $52,459 for the quarters ended June 30, 1999 and 1998, respectively. Interest income for the six month period ended June 30, 1999 decreased from $95,128 to $55,796. The decrease is primarily attributable to the lower amount of cash invested in interest bearing accounts earlier in 1999. Interest earned in the future will be dependent on Company funding cycles and prevailing interest rates.

Preferred Stock Deemed Dividend. In the second quarter of 1999, the Company, pursuant to Regulation D, Rule 506, issued 400 shares of Series B preferred stock (par value $0.25) and related warrants for $4,000,000 ($10,000 per share). The Company has accounted for these securities as redeemable securities and accreted to the redemption amount of 115% of the Liquidation Value resulting in a reduction to income available to common shareholders of $748,636. See Note 2 for additional details regarding this transaction.

Provision for Income Taxes. As of June 30, 1999, the Company's accumulated deficit was $8,917,233. Accordingly, the Company has recorded a full valuation allowance against any income tax benefit to date.


Liquidity and Capital Resources
-------------------------------

As of June 30, 1999, the Company's cash balance was $4,788,076 compared to $2,826,086 as of December 31, 1998. On May 18, 1999, the Company, pursuant to Regulation D, Rule 506, issued 400 shares of Series B preferred stock (par value $0.25) and related warrants for $4,000,000 ($10,000 per share). See Note 2 of the financial statements for additional details. The Company has financed its operations primarily through private placement of Common Shares, Preferred Shares and the exercise of Stock Options.

The Company's future funding requirements will depend on numerous factors. These factors include the Company's ability to establish and profitably operate current and future MedCare Program locations, recruit and train qualified management and clinical personnel, compete against any potential technological advances in the treatment of urinary incontinence and other afflictions of the pelvic floor area, and the Company's ability to compete against other better capitalized corporations who offer alternative or similar treatment options for urinary incontinence and other afflictions of the pelvic floor area.

Due to the "start up" nature of the Company's business, the Company expects to incur losses as it expands its business. The Company may raise additional funds through private or public equity investment in order to expand the range and scope of its business operations. The Company may seek access to the private or public equity but there is no assurance that such additional funds will be available for the Company to finance its operations on acceptable terms, if at all.

Interim Financial Statements
----------------------------

MEDCARE TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
JUNE 30, 1999 AND DECEMBER 31, 1998

                                                                            (Unaudited)
                                                                              June 30,               December 31,
                                ASSETS                                          1999                     1998
                                                                                ----                     ----
Current Assets
--------------
Cash                                                                           $ 4,788,076             $ 2,826,086

Accounts Receivable, net of Allowance for Doubtful Accounts of
   $40,144 and $45,165                                                             442,869                 271,240
                                                                             -------------            ------------
Total Current Assets                                                             5,230,945               3,097,326

Property and Equipment, Net                                                        350,643                 283,630

Intangible Assets-the MedCare Program, net of
   Accumulated Amortization of $102 and $68                                            898                     932
                                                                             -------------            ------------
Total Assets                                                                   $ 5,582,486             $ 3,381,888
                                                                             =============            ============
               LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
-------------------
Accounts Payable                                                               $   323,573             $   260,142
Accrued Liabilities                                                                121,615                 209,601
                                                                             -------------            ------------
Total Current Liabilities                                                          445,188                 469,743

Redeemable Preferred Stock - Series B                                            4,632,515                       0

Stockholders' Equity
--------------------

Preferred Stock $.25 Par Value, Authorized 1,000,000; Issued
   and outstanding, 50 Convertible Series A
   at June 30, 1999 and December 31, 1998                                               12                      12

Common Stock - $0.001 Par Value Authorized 100,000,000; Issued
   and Outstanding, 7,831,160 and 7,825,105 Shares at
   June 30, 1999 and December 31, 1998, respectively                                 7,831                   7,825

Additional Paid in Capital                                                       9,414,173               9,396,179

Retained Earnings                                                               (8,917,233)             (6,491,871)

                                                                             -------------            ------------
Total Stockholders' Equity                                                         504,783               2,912,145

                                                                             -------------            ------------
Total Liabilities and Equity                                                   $ 5,582,486             $ 3,381,888
                                                                             =============            ============

MEDCARE TECHNOLOGIES, INC AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE SIX MONTHS ENDED JUNE 30, 1999 AND 1998

                                                             (Unaudited)      (Unaudited)      (Unaudited)      (Unaudited)
                                                            Three Months     Three Months      Six Months       Six Months
                                                                Ended            Ended            Ended            Ended
                                                               6/30/99          6/30/98          6/30/99          6/30/98
                                                            -------------    -------------    --------------   -------------
Revenues                                                      $   553,090     $    151,815     $    947,152     $    378,823

General and Administrative Expenses                             1,287,258        1,320,125        2,679,674        2,085,835

                                                              -----------     ------------     -------------    ------------
Operating Loss                                                   (734,168)      (1,168,310)      (1,732,522)      (1,707,012)

Interest Income                                                    31,763           52,459           55,796           95,128

                                                              -----------     ------------     -------------    ------------
Net Loss                                                        ($702,405)     ($1,115,851)     ($1,676,726)     ($1,611,884)

Less: Preferred Stock Deemed Dividends                           (748,636)               0         (748,636)               0

                                                              -----------     ------------     -------------    ------------
Net Loss Available to Common Stockholders                      (1,451,041)      (1,115,851)      (2,425,362)      (1,611,884)

Earnings Per Common Share & Common
  Share Equivalants                                                ($0.19)          ($0.15)          ($0.31)          ($0.23)

Weighted Number of Common Shares Outstanding                    7,831,160        7,229,869        7,830,582        7,115,464

MEDCARE TECHNOLOGIES, INC. AND SUBSIDIARIES
INTERIM CONSOLIDATED STATEMENT OF CASH FLOWS
FOR THE SIX MONTHS ENDED JUNE 30, 1999 AND 1998

                                                                                                (Unaudited)      (Unaudited)
                                                                                                For the Six      For the Six
                                                                                               Months Ended     Months Ended
                                                                                                  6/30/99          6/30/98
                                                                                               ------------     ------------
Cash Flows from Operating Activities - Net Loss                                                 ($2,425,362)     ($1,611,884)

Adjustments to Reconcile Net Loss to Net Cash Provided by Operating Activities:
-------------------------------------------------------------------------------
Preferred Deemed Dividends                                                                          748,636                0
Depreciation and Amortization                                                                        42,237            7,902
(Increase) Decrease in Accounts Receivable                                                         (171,629)         (67,646)
(Increase) Decrease in Prepaid Expenses                                                                   0           62,313
(Increase) Decrease in Security Deposits                                                                  0             (650)
(Increase) Decrease in Escrow Funds                                                                       0       (1,650,000)
Increase (Decrease) in Accounts Payable and Accrued Liabilities                                     (24,555)         119,524
                                                                                               ------------     ------------
Total Adjustments                                                                                   594,689       (1,528,557)

Net Cash Used by Operating Activities                                                            (1,830,673)      (3,140,441)

Cash Flow from Investing Activities:
------------------------------------
Purchase of Property & Equipment                                                                   (109,216)        (117,983)
                                                                                               ------------     ------------
Net Cash Flows from Investing Activities                                                           (109,216)        (117,983)

Cash Flow from Financing Activity
---------------------------------
Proceeds from sale of common stock                                                                   18,000        1,308,001
Proceeds from escrow funds                                                                                0        1,650,000
Proceeds from Series B Preferred Stock Issuance (net of issuance costs)                           3,883,879                0
Advances (Repayments) to Officers                                                                         0           (1,000)
                                                                                               ------------     ------------
Net Cash Provided by Financing Activities                                                         3,901,879        2,957,001

Increase (Decrease) in Cash and Cash Equivalants                                               $  1,961,990        ($301,423)

Cash and Cash Equivalants at Beginning of Period                                               $  2,826,086     $  3,440,791

Cash and Cash Equivalants at End of Period                                                     $  4,788,076     $  3,139,368

Supplemental Information
    Cash Paid for:
    Interest                                                                                              0                0
    Income taxes                                                                                          0                0

                          MEDCARE TECHNOLOGIES, INC.
              NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
                                 June 30, 1999

NOTE 1.  Statement of Information Furnished
-------------------------------------------

The accompanying unaudited interim consolidated financial statements have been prepared in accordance with Form 10QSB instructions and in the opinion of management contains all adjustments (consisting of only normal recurring adjustments) necessary to present fairly the financial position as of June 30, 1999, the results of operations for the three and six month periods ended June 30, 1999, and the statement of cash flows for the six months period ended June 30, 1999. These results have been determined on the basis of generally accepted accounting principles and practices and applied consistently with those used in the preparation of the Company's 1998 Annual Report on Form 10-KSB.

Certain information and footnote disclosures normally included in the financial statements presented in accordance with generally accepted accounting principles have been condensed or omitted. It is suggested that the accompanying consolidated financial statements be read in conjunction with the financial statements and notes thereto incorporated by reference in the Company's 1998 Annual Report on Form 10-KSB.

NOTE 2. Series B Preferred Stock
--------------------------------

     On May 18, 1999, the Company, pursuant to Regulation D, Rule 506, issued 400 shares of Series B preferred stock (par value $0.25) (the "Series B Preferred") and related warrants described below for $4,000,000 ($10,000 per share). The key provisions regarding the issuance and conversion of Series B Preferred are as follows:

Dividends

     The holders of the Series B Preferred shall be entitled to receive a 6.0% annual dividend, which shall be cumulative and which shall accrue daily from the date of issuance and be payable, at the option of the Company, either (i) in shares of Common Stock upon conversion of the Series B Preferred or (ii) in cash.

Conversion by Holders

     Subject to the limitations discussed below, each share of the Series B Preferred shall be convertible into shares of Common Stock at a variable conversion rate (the "Conversion Rate") equal to the Conversion Amount (defined below) divided by the applicable Conversion Price (defined as follows). The "Conversion Price" is the lesser of (i) the fixed conversion price (the "Fixed Conversion Price"), which is $7.80 or (ii) the variable conversion price (the "Variable Conversion Price"). The Variable Conversion Price is the lower of (a) the closing bid price on the day the holder delivers the required notice of his intention to convert to the Company or (b) the average of the 10 lowest closing bid prices in the 40 trading days immediately preceding the date such notice is given. The "Conversion Amount" is defined as $10,000, plus any stock dividends that have accrued but have not been paid out, plus any default interest (equal to 15%) for dividends which the Company has elected to pay in cash but has failed to pay on a timely basis. The above formula may or may not result in the common stock being issued at a discount to the current market price.

     The investors' right to convert the Series B Preferred is limited as follows. From the date of issuance (May 18, 1999) of the Series B Preferred through and including the date which is 120 days after the date of issuance, no shares of the Series B Preferred may be converted. From 121 days after the date of issuance through the date which is 150 days after the date of issuance, the Investors may convert up to 1/3 of their shares. From 151 days after the date of issuance through the date which is 180 days after the date of issuance, the investors may convert up to 2/3 of their shares. From the date which is 181 days following the date of issuance through the expiration date of the Series B Preferred (5 years after the date of issuance), the investors may convert up to all of their shares. The foregoing restrictions do not apply if certain events occur.

Adjustment of Conversion Price

     The Conversion Price of the Series B Preferred is subject to customary anti-dilution provisions which take effect upon such events as the issuance by the Company of Common Stock, options or other convertible securities, the subdivision or combination of outstanding shares of Common Stock of the Company, the recapitalization, merger or other reorganization of the Company, or any other similar events. However, no such adjustment will be made unless the adjustment would result in a cumulative increase or decrease of at least 1% in the Conversion Price.

Mandatory Conversion

     The shares of Series B Preferred mature five years after they are issued, and any shares of the Series B Preferred left outstanding on the applicable maturity date are automatically converted into shares of Common Stock.

Redemption at the Option of Investors

     Each outstanding share of the Series B Preferred is redeemable, at the option of the Investors, in the event of any of the following transactions (each a "Major Transaction"): (i) the consolidation, merger or other business combination of the Company, (ii) the sale or transfer of all or substantially all of the Company's assets or (iii) a purchase, tender or exchange offer made to and accepted by the holders of more than 50% of the outstanding shares of Common Stock, provided that such Major Transaction shall have occurred or have been the subject of a public announcement during the period beginning on the date of issuance and ending on the later of (a) the first anniversary of the date of issuance and (b) the date which is 270 days after the effective date of the

Registration Statement relating to the applicable shares. In the event of a Major Transaction, the redemption price per share shall be the greater of (i) 115% of the Liquidation Amount (as defined below) and (ii) the product of (a) the applicable Conversion Rate and (b) the closing bid price on the date of the public announcement of the event. The "Liquidation Amount" is equal to $10,000 plus any stock dividends that have accrued but have not been paid out, plus any default interest (equal to 15% per annum) for dividends which the Company has elected to pay in cash but has failed to pay on a timely basis.

     In addition, in the event of the occurrence of certain events (the "Triggering Events"), including the failure of the Registration Statement to be declared effective within 180 days of the date of issuance, the delisting of the Common Stock for a period of five consecutive days and the Company's breach of any representations, warranties or covenants in the Documents, the Investors have the right to require the Company to redeem all or a portion of such Investor's Series B Preferred. The redemption price per share is the same as the redemption price per share in the event of a Major Transaction.

Warrants

     Along with the Series B Preferred, the Company issued common stock warrants to the investors. Subject to the vesting schedule described below, each warrant entitles its holder to 200 shares of Common Stock for (i) each issued share of the Series B Preferred held on the applicable vesting date and (ii) each share of the Series B Preferred converted prior to the applicable vesting date at the Fixed Conversion Price. The Warrants expire five years after they are issued. The vesting dates of the Warrants are (i) the date which is 120 days after the date of issuance of the applicable Series B Preferred Shares; (ii) the date which is 300 days after the date of issuance of the applicable Series B Preferred Shares and (iii) the date which is 480 days after the date of issuance of the applicable Series B Preferred Shares. The exercise price of each Warrant is 125% of the average of the closing bid prices of the Company's Common Stock for the five consecutive trading days immediately preceding the applicable vesting date.

Investor Call Option

     For every (i) unconverted Series B Preferred share held by the investors on the first anniversary of the closing and (ii) preferred share converted at the Fixed Conversion Price prior to the first anniversary of the closing, the investors have the right to subscribe for an additional preferred share and related warrants under the same terms and conditions of the original closing (revised to reflect the Company's then current common stock market price). Each investor may exercise this right only at such time when the closing market price of the Company's common stock is greater than the Fixed Conversion Price.

Accounting Treatment

     Preferred shares that are redeemable only in the event of a contingency must be classified as redeemable even if the occurrence of the contingency is deemed remote. Since the redemption of the securities could possibly occur through a Major Transaction, the Company has accounted for these securities as redeemable securities and accreted to the redemption amount of 115% of the Liquidation Value. The accretion reduced income applicable to common shareholders and is disclosed separately from income applicable to common shareholders on the face of the income statement.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Post-Effective Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the State of Illinois, on this 13th day of August, 1999.

                              MEDCARE TECHNOLOGIES, INC.

                                    By  Jeffrey S. Aronin
                                    ---------------------
                                    Jeffrey S. Aronin
                                    Principle Executive Officer
                                    CEO, President and Director



                                    By: Alan Jagiello
                                    -----------------
                                    Alan Jagiello
                                    Principle Financial and Accounting Officer
                                    CFO, Treasurer, Secretary and Director



                                    By: Greg Wujek
                                    --------------
                                    Greg Wujek, VP of Managed Care, Director